UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

December 14, 2015
Date of Report (Date of earliest event reported)

NATURAL HEALTH TRENDS CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-36849	59-2705336
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

609 Deep Valley Drive, Suite 395, Rolling Hills Estates, California 90274
(Address of principal executive offices, including zip code)

(310) 541-0888
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 14, 2015, the Board of Directors (the “Board”) of Natural Health Trends Corp. (the “Company”) approved an increase in the size of the Board from five to six members effective immediately. The Board elected Yiu Tung (Enoch) Chan as a director of the Company to fill the vacancy. Mr. Chan has extensive business experience in the Chinese market and most recently served as a partner in Grant Thornton’s Tax and Business Advisory Group in Guangzhou, China. The Board also appointed Mr. Chan to the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Chan was not selected as a director of the Company pursuant to any arrangement or understanding between him and any other person.
The Board determined that as of December 14, 2015, Mr. Chan satisfied the definition of “independent director” under the applicable standards of the NASDAQ Marketplace Rules, as well as under Rule 10A-3(b) promulgated under the Securities Exchange Act of 1934, as amended.
Upon his election to the Board and in his capacity as a non-employee director of the Company, Mr. Chan is entitled to an immediate cash payment of $25,000 and a prorated monthly payment of $4,167 for his service during the remainder of 2015. Mr. Chan’s compensation for serving on the Board in 2016 will be determined in early 2016, along with that for the Company’s other non-employee directors.
Contemporaneous with his election to the Board, the Company and Mr. Chan entered into an Indemnification Agreement on terms consistent with those entered with the Company’s other directors. The Indemnification Agreement confirms the Company’s obligation to indemnify its directors and executive officers against liability arising out of the performance of their duties. The Indemnification Agreement provides mandatory indemnification, on the terms and conditions set forth in the agreement, for expenses and losses actually and reasonably incurred by directors and executive officers in defending legal proceedings in which they are parties by reason of their service to the Company or other entities to which they provide services at the Company’s request or on its behalf. Pursuant to the Indemnification Agreement, the Company will advance reasonable expenses incurred by directors and executive officers in defending these legal proceedings, on the terms and conditions set forth in the Indemnification Agreement, and subject to repayment in the event of a determination that a director or executive officer is not entitled to indemnification for those expenses. The foregoing description of the Indemnification Agreement is qualified in its entirety by reference to the form of Indemnification Agreement filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 12, 2015.
Item 5.08    Shareholder Director Nominations.
The Board has established April 7, 2016 as the date of the Company’s 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”). The exact time and location of the 2016 Annual Meeting will be specified in the Company’s proxy statement for the 2016 Annual Meeting.
Because the expected date of the 2016 Annual Meeting represents a change of more than 30 calendar days from the date of the anniversary of the Company’s 2015 Annual Meeting of Stockholders, the Company is resetting the deadline for receipt of stockholder proposals submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for inclusion in the Company’s proxy materials for the 2016 Annual Meeting. In order to be considered timely, such proposals must be received in writing by the Company’s Corporate Secretary at the Company’s principal executive offices at 609 Deep Valley Drive, Suite 395, Rolling Hills Estates, California 90274 by the close of business on Wednesday, December 23, 2015. Such proposals also must comply with the applicable requirements of Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials and other applicable laws. The December 23, 2015 deadline will also apply in determining whether notice of a shareholder proposal is timely for purposes of exercising discretionary voting authority with respect to proxies under Rule 14a-4(c) of the Exchange Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 16, 2015

NATURAL HEALTH TRENDS CORP.

By:	/s/ Timothy S. Davidson
Timothy S. Davidson
Senior Vice President and Chief Financial Officer